Exhibit 3.9

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION

OF

B1 PT SERVICES INC.

First.     The name of this corporation (hereinafter called the “corporation”) is

B1 PT Services Inc.

Second: The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth: The amount of the total authorized capital stock of this corporation is Ten Dollars ($10.00) divided into 1,000 shares of 0.01 Cents ($0.01) each.

Fifth: The name and mailing address of the incorporator are as follows:

Stanley J. Andersen

2121 North 117 Avenue

Omaha, Nebraska 68164

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 9th day of July, 1999.

By:	/s/ Stanley J. Andersen
(Incorporator)
Name: Stanley J. Andersen

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of B1 PT Services Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “First” so that, as amended, said Article shall be and read as follows: The name of this corporation (hereinafter called the “corporation”) is:

B1 PTI Services, Inc

SECOND: That thereafter, pursuant to resolution of it’s Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 25th day of January 2006

By:	/s/ Gretchen A. Herron
Authorized Officer
Title: Assistant Secretary
Name: Gretchen A. Herron
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